SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 7, 2016

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06MATERIAL IMPAIRMENTS

Newmont Mining Corporation (“Newmont” or the “Company”) operates Minera Yanacocha S.R.L. (“Yanacocha”) located near Cajamarca, Peru, which is owned jointly with Compania de Minas Buenaventura S.A. and the International Finance Corporation.  As discussed in our second and third quarter Form 10-Q’s, filed on July 20, 2016 (Item 1, Note 22) and October 26, 2016 (Item 1, Note 25), respectively, the Company is conducting a comprehensive study of the current Yanacocha reclamation plan as part of the requirement to submit an updated closure plan to Peruvian regulators every five years.  The study has been focused on evaluating and revising the assumptions and estimated costs of the closure plan as Yanacocha approaches the end of its current mine life with a focus on the approach to water treatment, earthworks, demolition and related support activities, while preserving optionality for future mine development projects.

On December 7, 2016, management presented its current assessment of the Yanacocha closure plan to the Board of Directors after completing its review of preliminary changes to the Yanacocha closure plan based on the study work completed to date and in connection with the Company’s annual process to evaluate and update all asset retirement obligations. As a result, management expects to record an increase to the asset retirement obligation at Yanacocha of between $400 million and $500 million during the fourth quarter of 2016.  This increase to the asset retirement obligation is expected to result in a non-cash charge to reclamation expense for the quarter ended December 31, 2016 of between $60 million and $90 million related to operations no longer in production.  The increase to the asset retirement obligation is primarily due to higher estimated future water treatment costs, earthworks, demolition and related support activities.  The revised closure plan for Yanacocha may change in connection with the Company’s submission and review of the plan with Peruvian regulators which is expected in the second half of 2017.

In addition and as a result of the changes to the updated Yanacocha closure plan and related increases in estimated future closure costs, the Company has determined that it is required to assess Yanacocha’s long-lived assets for impairment.  The Company will perform this assessment in connection with the preparation of the financial statements to be included in its Annual Report on Form 10-K, and it is probable the Company will record a non-cash impairment charge of between $1.0 billion and $1.2 billion during the fourth quarter of 2016 which will be reported as a write-down of long-lived assets on the income statement.

The Yanacocha closure study is ongoing and could result in future increases or decreases to the asset retirement obligation. The financial impacts described above are still being finalized and additional details will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

ITEM 7.01REGULATION FD DISCLOSURES

Contemporaneously with the filing of this Current Report on Form 8-K, the Company posted supplemental information in the Investor Briefcase section of the Company’s website at www.newmont.com/investor-relations/financial-reports/investor-briefcase, including a presentation providing regional updates expected to impact fourth quarter results. Investors are encouraged to refer to the Company’s website for this and other important investor information.  Newmont intends to make future announcements through its website, and as such investors are also encouraged to sign-up for email alerts under the Investor Relations section of www.newmont.com.

The information on the Company’s website and under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information presented on the website shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ JOHN W. KITLEN
Name:	John W. Kitlen
Title:	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Dated: December 13, 2016